News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS SECOND QUARTER 2022 EARNINGS PER SHARE OF $0.85 COMPARED TO $0.76 FOR SECOND QUARTER 2021

Clearfield, Pennsylvania – July 19, 2022

CNB Financial Corporation (“CNB” or the “Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the quarter and six months ended June 30, 2022.

Joseph B. Bower, Jr., President and CEO, stated, "Loan growth continues to exceed our already robust projections for 2022, resulting in higher earnings and profitability. Through our multi-bank branding approach, shareholders and communities continue to benefit. Our Region Presidents’ autonomy and local decision making is truly community based banking."

Executive Summary

•Net income available to common shareholders was $14.4 million, or $0.85 per diluted share, for the three months June 30, 2022, compared to $12.9 million, or $0.76 per diluted share, for the three months ended June 30, 2021, reflecting increases of $1.4 million, or 11.2%, and $0.09 per diluted share, or 11.8%. Earnings for the quarter ended June 30, 2022 benefited primarily from growth in commercial loans and investment securities, stable credit quality, and an asset sensitive balance sheet supporting increased net interest income in the current rising rate environment.

◦Processing fees on Paycheck Protection Program ("PPP") loans (“PPP-related fees”) totaled approximately $559 thousand for the three months ended June 30, 2022, compared to $1.6 million for the three months ended June 30, 2021. At June 30, 2022, remaining deferred PPP-related fees totaled approximately $96 thousand.

•Net income available to common was $28.5 million, or $1.69 per diluted share, for the six months ended June 30, 2022, compared to $26.0 million, or $1.54 per diluted share, for the six months ended June 30, 2021, reflecting increases of $2.5 million, or 9.7%, and $0.15 per diluted share, or 9.7%.

◦PPP-related fees totaled approximately $1.8 million for the six months ended June 30, 2022, compared to $4.4 million for the six months ended June 30, 2021.

•At June 30, 2022, loans, excluding the impact of (i) syndicated loans, and (ii) PPP loans, net of PPP-related fees (such loans being referred to as the "PPP-related loans"), totaled $3.8 billion, representing an increase of $290.5 million, or 8.4% (16.9% annualized), from December 31, 2021. The growth was primarily driven by the Corporation's ongoing expansion in the Cleveland and Southwest Virginia regions, combined with continued loan growth in its Private Banking division, and increased lending opportunities in all other regions in which the Corporation operates.

◦As part a continued targeted liquidity management strategy to invest excess funds in credit-quality assets, for the six months ended June 30, 2022, the Corporation's balance sheet reflected an increase in syndicated lending balances of $27.4 million compared to December 31, 2021. The syndicated loan portfolio totaled $153.2 million, or 3.9% of total loans, excluding PPP-related loans, at June 30, 2022. The Corporation expects the level of this syndicated loan portfolio to remain stable or decrease going forward.

•At June 30, 2022, total deposits were $4.7 billion, reflecting a decrease of $13.8 million, or 0.3%, from December 31, 2021. While noninterest-bearing deposits increased approximately $59.1 million, or 7.5%, total interest-bearing deposits, decreased approximately $72.9 million, or 1.9%, from December 31, 2021.

•Total nonperforming assets totaled approximately $20.7 million, or 0.39% of total assets, as of June 30, 2022, compared to $20.3 million, or 0.38% of total assets, as of December 31, 2021, and decreased from $33.2 million, or 0.64% of total assets, as of June 30, 2021. In addition, for the three months ended June 30, 2022, net loan charge-offs were $479 thousand, or 0.05% of average total loans and loans held for sale, compared to $614 thousand, or 0.07% of average total loans and loans held for sale, during the three months ended June 30, 2021.

•Pre-provision net revenue ("PPNR"), a non-GAAP measure, was $21.8 million for the three months ended June 30, 2022, compared to $19.2 million for the three months ended June 30, 2021, reflecting an increase of $2.6 million, or 13.8%.1

•PPNR, a non-GAAP measure, was $42.2 million for the six months ended June 30, 2022, compared to $38.8 million for the six months ended June 30, 2021, reflecting an increase of $3.5 million, or 8.9%.1

1 This release contains references to certain financial measures that are not defined under U.S. Generally Accepted Accounting Principles ("GAAP"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided in the "Non-GAAP Reconciliations" section.

Balance Sheet and Liquidity Highlights

•At June 30, 2022, the Corporation’s cash and equivalents position was approximately $284.2 million, including excess liquidity of $217.8 million held at the Federal Reserve, reflecting, in management's view, a strong liquidity level.

•During January 2022, investments with an amortized cost of approximately $100.6 million and a fair value of $101.1 million were transferred from available-for-sale to held-to-maturity as a result of the Corporation's asset/liability management strategies. The transfer included $95.7 million of U.S. Government agency securities and $4.9 million of U.S. Treasury notes. During April 2022, mortgage backed securities with an amortized cost of approximately $120.2 million and a fair value of $112.6 million were transferred from available-for-sale to held-to-maturity as a result of the Corporation's asset/liability management strategies. These bonds continue to provide liquidity through pledging and can be utilized as collateral against borrowings. In addition to these internal portfolio transfers, some of the investment purchases made by the Corporation during the first half of 2022 were also classified as held-to-maturity securities. As of June 30, 2022, the total balance of investments classified as held-to-maturity was $413.3 million. There were no securities classified as held-to-maturity at either December 31, 2021 or June 30, 2021.

•Book value per common share was $21.70 at June 30, 2022, representing a decrease of 1.5% from $22.04 at June 30, 2021. Tangible book value per common share, a non-GAAP measure, was $19.08 as of June 30, 2022, reflecting a decrease of 1.8% from a tangible book value per common share of $19.42 as of June 30, 2021.1 The decreases in book value per common share and tangible book value per common share were mostly due to a $49.3 million decrease in accumulated other comprehensive income primarily from the temporary unrealized valuation changes in the available-for-sale investment portfolio, which was substantially, but not completely, offset by a $44.2 million increase in retained earnings.

Performance Ratios

•Annualized return on average equity was 14.55% and 14.26% for the three and six months ended June 30, 2022, respectively, compared to 13.22% and 13.45% for the three and six months ended June 30, 2021, respectively.

•Annualized return on average tangible common equity, a non-GAAP measure, was 17.81% and 17.34% for the three and six months ended June 30, 2022, respectively, compared to 16.06% and 16.38% for the comparable periods in 2021, respectively.1

•Efficiency ratio, a non-GAAP ratio, was 59.47% and 59.99% for the three and six months ended June 30, 2022, respectively, compared to 57.91% and 58.04% for the three and six months ended June 30, 2021, respectively. The increases for the 2022 periods were primarily a result of expected increasing costs associated with the Corporation’s expanding franchise investments into the Cleveland and Southwest Virginia markets, coupled with its continued strategic investments in technologies focused on customer sales management, while expanding and improving customer connectivity capabilities.1

Revenue

•Total revenue (comprised of net interest income plus non-interest income) was $54.4 million for the three months ended June 30, 2022, an increase of $8.3 million, or 17.9%, compared to the three months ended June 30, 2021, primarily due to the following:

◦Net interest income of $46.3 million for the three months ended June 30, 2022 increased $8.0 million, or 20.9%, from the three months ended June 30, 2021, primarily as a result of loan growth and the net benefit of higher interest rates. Included in net interest income were PPP-related fees, which totaled approximately $559 thousand for the three months ended June 30, 2022, compared to $1.6 million for the three months ended June 30, 2021.

◦Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.73% and 3.28% for the three months ended June 30, 2022 and 2021, respectively.1

▪The yield on earning assets of 4.01% for the three months ended June 30, 2022 increased 29 basis points from 3.72% for the three months ended June 30, 2021, primarily as a result of the Corporation redeploying excess cash at the Federal Reserve to investment securities and loan growth. Net interest income also reflected the net benefit of higher interest rates, partially offset by lower PPP-related fees in 2022 compared to 2021. The cost of interest-bearing liabilities decreased 20 basis points from 0.55% for the three months ended June 30, 2021 to 0.35% for the three months ended June 30, 2022, primarily as a result of the Corporation’s targeted deposit rate reductions.

•Total revenue (comprised of net interest income plus non-interest income) was $106.7 million for the six months ended June 30, 2022, an increase of $13.2 million, or 14.1%, from the six months ended June 30, 2021, primarily due to the following:

◦Net interest income of $88.9 million for the six months ended June 30, 2022 increased $11.5 million, or 14.8%, from the six months ended June 30, 2021, primarily as a result of loan growth and the benefits of higher interest rates in 2022 from variable-rate loans and new investments. Included in net interest income were PPP-related fees, which totaled approximately $1.8 million for the six months ended June 30, 2022, compared to $4.4 million for the six months ended June 30, 2021.

◦Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.61% and 3.42% for the six months ended June 30, 2022 and 2021, respectively.1

▪The yield on earning assets of 3.90% for the six months ended June 30, 2022 increased 3 basis points from 3.87% for the six months ended June 30, 2021, primarily as a result of the Corporation redeploying excess cash at the Federal Reserve to investment securities and loan growth. Net interest income also reflected the net benefit of higher interest rates, partially offset by lower PPP-related fees in 2022 compared to 2021. The cost of interest-bearing liabilities decreased 20 basis points from 0.56% for the six months ended June 30, 2021 to 0.36% for the six months ended June 30, 2022, primarily as a result of the Corporation’s targeted deposit rate reductions.

•Total non-interest income was $8.1 million for the three months ended June 30, 2022, representing an increase of $289 thousand, or 3.7%, from the same period in 2021. The increase was primarily comprised of a $508 thousand increase in income from charges on deposits and an $886 thousand increase in bank owned life insurance mostly due to an $830 gain resulting from death benefit proceeds. These increases were partially offset by a $991 increase in unrealized losses on equity securities and a $244 decrease in mortgage banking activity.

•Total non-interest income was $17.8 million for the six months ended June 30, 2022, representing an increase of $1.7 million, or 10.6%, from the same period in 2021. Included in non-interest income for the six months ended June 30, 2022 was $651 thousand in net realized gains on available-for-sale securities. Excluding the impact of the realized gains on available-for-sale securities, a non-GAAP measure, for the six months ended June 30, 2022, total non-interest income increased $1.1 million or 6.5%, from the same period in 2021.1 During the six months ended June 30, 2022, Wealth and Asset Management fees increased $299 thousand, or 9.1%, compared to the six months ended June 30, 2021. Other notable increases during the six months ended June 30, 2022 included increased income from charges on deposits and pass through income from small business investment companies ("SBIC"). These were partially offset by unrealized losses on equity securities and decreased mortgage banking activity.

Non-Interest Expense

•For the three months ended June 30, 2022, total non-interest expense was $32.6 million, reflecting an increase of $5.6 million, or 20.9%, from the three months ended June 30, 2021. The second quarter of 2022 included the expenses related to expanding the Corporation's remote workforce and additional personnel in the Corporation's growth regions of Cleveland and Southwest Virginia, as well as increased investments in technology aimed at enhancing both customer experience and the Corporation’s sales management. Also, included in the second quarter of 2022 is approximately $1.3 million in accelerated retirement benefit expenses related to a pending executive retirement, coupled with additional personnel costs primarily from increased incentive compensation accruals related to a higher financial performance level.

•For the six months ended June 30, 2022, total non-interest expense was $64.5 million, reflecting an increase of $9.7 million, or 17.8%, from the six months ended June 30, 2021, primarily as a result of the same drivers discussed above.

Income Taxes

•Income tax expense was $7.0 million, representing a 18.5% effective tax rate, and $6.5 million, representing a 18.7% effective tax rate, for the six months ended June 30, 2022 and 2021, respectively.

Asset Quality

•Total nonperforming assets were $20.7 million, or 0.39% of total assets, as of June 30, 2022, compared to $20.3 million, or 0.38% of total assets, as of December 31, 2021, and $33.2 million, or 0.64% of total assets as of June 30, 2021. The reduction in non-performing assets compared to June 30, 2021 resulted primarily from the resolution of an $8.7 million commercial real estate loan relationship and a $1.4 million non-performing commercial real estate loan relationship with no additional loss to the Corporation in the fourth quarter of 2021.

•The allowance for credit losses measured as a percentage of total loans was 1.04% as of June 30, 2022, compared to 1.03% as of December 31, 2021 and 1.06% as of June 30, 2021. In addition, the allowance for credit losses as a percentage of nonaccrual loans was 213.9% as of June 30, 2022, compared to 193.6% at December 31, 2021 and 114.3% as of June 30, 2021.

•Provision for credit losses was $2.9 million and $4.5 million for the three and six months ended June 30, 2022, respectively, compared to $2.0 million and $4.1 million for June 30, 2021, respectively. The increase in provision for the three months ended June 30, 2022 was primarily due to the growth in commercial loans. Included in the provision for credit losses for the six months ended June 30, 2022 was $586 thousand related to the allowance for unfunded commitments compared to no accrual towards the allowance for unfunded commitments for the six months ended June 30, 2021.

•For the three months ended June 30, 2022, net loan charge-offs were $479 thousand, or 0.05% (annualized) of average total loans including loans held for sale, compared to $614 thousand, or 0.07% (annualized), during the three months ended June 30, 2021.

•For the six months ended June 30, 2022, net loan charge-offs were $1.0 million, or 0.05% (annualized) of average total loans including loans held for sale, compared to $1.5 million, or 0.09% (annualized), during the six months ended June 30, 2021.

Capital

•As of June 30, 2022, the Corporation’s total shareholders’ equity was $423.6 million, representing a decrease of $19.3 million, or 4.3%, from December 31, 2021, mostly due to a decrease in accumulated other comprehensive income, resulting primarily from the temporary unrealized reduction in the value of the available-for-sale investment portfolio exceeding the amount added to retained earnings during the six months ended June 30, 2022.

•Regulatory capital ratios for the Corporation continue to exceed regulatory “well-capitalized” levels as of June 30, 2022.

•As of June 30, 2022, the Corporation’s ratio of tangible common equity to tangible assets, a non-GAAP measure, was 6.12%, and reflected the above-noted impact of the Corporation's decrease in accumulated other comprehensive income.1

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.3 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, two loan production offices, one drive-up office and 45 full-service offices in Pennsylvania, Ohio, New York and Virginia. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; and Ridge View Bank, with loan production offices in the Southwest Virginia region. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) adverse changes or conditions in capital and financial markets; (ii) changes in interest rates; (iii) the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19; (iv) actions governments, businesses and individuals take in response to the pandemic; (v) the speed and effectiveness of vaccine and treatment developments and deployment; (vi) variations of COVID-19, such as the Delta and Omicron variants, and the response thereto, (vii) the pace of recovery when the COVID-19 pandemic subsides; (vii) changes in general business, industry or economic conditions or competition; (ix) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (x) higher than expected costs or other difficulties related to integration of combined or merged businesses; (xi) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (xii) changes in the quality or composition of our loan and investment portfolios; (xiii) adequacy of loan loss reserves; (xiv) increased competition; (xv) loss of certain key officers; (xvi) deposit attrition; (xvii) rapidly changing technology; (xviii) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xix) changes in the cost of funds, demand for loan products or demand for financial services; and (xx) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on CNB's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB. All dollars are stated in thousands, except share and per share data.

	(unaudited)			(unaudited)
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2022	2021	change	2022	2021	change
Income Statement
Interest and fees on loans	$44,666	$38,895	14.8%	$85,816	$77,303	11.0%
Processing fees on PPP loans	559	1,639	(65.9)%	1,796	4,370	(58.9)%
Interest and dividends on securities and cash and cash equivalents	4,516	2,994	50.8%	8,383	6,150	36.3%
Interest expense	(3,440)	(5,223)	(34.1)%	(7,077)	(10,397)	(31.9)%
Net interest income	46,301	38,305	20.9%	88,918	77,426	14.8%
Provision for credit losses	2,905	1,967	47.7%	4,548	4,089	11.2%
Net interest income after provision for credit losses	43,396	36,338	19.4%	84,370	73,337	15.0%

Non-interest income
Service charges on deposit accounts	1,771	1,446	22.5%	3,528	2,794	26.3%
Other service charges and fees	784	601	30.4%	1,439	1,091	31.9%
Wealth and asset management fees	1,803	1,765	2.2%	3,586	3,287	9.1%
Net realized gains on available-for-sale securities	0	0	NA	651	0	NA
Net realized and unrealized gains (losses) on equity securities	(641)	350	(283.1)%	(1,035)	470	(320.2)%
Mortgage banking	292	536	(45.5)%	767	1,771	(56.7)%
Bank owned life insurance	1,390	504	175.8%	2,084	1,444	44.3%
Card processing and interchange income	1,992	2,079	(4.2)%	3,801	3,913	(2.9)%
Other	755	576	31.1%	2,979	1,326	124.7%
Total non-interest income	8,146	7,857	3.7%	17,800	16,096	10.6%
Non-interest expenses
Salaries and benefits	16,771	13,518	24.1%	33,759	28,091	20.2%
Net occupancy expense of premises	3,335	2,935	13.6%	6,565	6,204	5.8%
Technology expense	4,024	2,888	39.3%	7,396	5,558	33.1%
State and local taxes	1,037	1,029	0.8%	2,085	2,046	1.9%
Legal, professional, and examination fees	1,176	897	31.1%	2,013	2,050	(1.8)%
FDIC insurance premiums	710	557	27.5%	1,433	1,173	22.2%
Core Deposit Intangible amortization	25	28	(10.7)%	50	56	(10.7)%
Card processing and interchange expenses	1,256	1,408	(10.8)%	2,285	2,088	9.4%
Other	4,275	3,705	15.4%	8,915	7,503	18.8%
Total non-interest expenses	32,609	26,965	20.9%	64,501	54,769	17.8%

Income before income taxes	18,933	17,230	9.9%	37,669	34,664	8.7%
Income tax expense	3,495	3,240	7.9%	6,986	6,493	7.6%
Net income	15,438	13,990	10.4%	30,683	28,171	8.9%
Preferred stock dividends	1,075	1,075	NA	2,150	2,150	NA
Net income available to common stockholders	$14,363	$12,915	11.2%	$28,533	$26,021	9.7%

Average diluted common shares outstanding	16,815,124	16,824,700		16,829,535	16,811,836

Diluted earnings per common share	$0.85	$0.76	11.8%	$1.69	$1.54	9.7%
Cash dividends per common share	$0.175	$0.170	2.9%	$0.350	$0.340	2.9%

Dividend payout ratio	21%	22%		21%	22%

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Average Balances
Total loans and loans held for sale	$3,836,562	$3,436,151	$3,753,149	$3,411,299
Investment securities	839,169	642,394	822,230	628,489
Total earning assets	4,967,597	4,734,660	4,974,964	4,622,299
Total assets	5,291,987	5,017,734	5,291,851	4,900,128
Noninterest-bearing deposits	839,009	712,725	822,007	682,649
Interest-bearing deposits	3,856,539	3,824,216	3,865,177	3,652,697
Shareholders' equity	425,450	424,534	433,753	422,472
Tangible common shareholders' equity (1)	323,490	322,471	331,780	320,395

Average Yields
Total loans and loans held for sale	4.75%	4.76%	4.74%	4.86%
Investment securities	1.80%	1.84%	1.83%	1.97%
Total earning assets	4.01%	3.72%	3.90%	3.87%
Interest-bearing deposits	0.26%	0.44%	0.27%	0.46%
Interest-bearing liabilities	0.35%	0.55%	0.36%	0.56%

Performance Ratios (annualized)
Return on average assets	1.17%	1.12%	1.17%	1.16%
Return on average equity	14.55%	13.22%	14.26%	13.45%
Return on average tangible common equity (1)	17.81%	16.06%	17.34%	16.38%
Net interest margin, fully tax equivalent basis (1)	3.73%	3.28%	3.61%	3.42%
Efficiency Ratio (1)	59.47%	57.91%	59.99%	58.04%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$161	$430	$319	$1,082
Holiday Financial net loan charge-offs	318	184	688	439
Total Corporation net loan charge-offs	$479	$614	$1,007	$1,521

Annualized net loan charge-offs / average total loans and loans held for sale	0.05%	0.07%	0.05%	0.09%

	(unaudited)		(unaudited)	% change	% change
	June 30,	December 31,	June 30,	versus	versus
	2022	2021	2021	12/31/21	06/30/21
Ending Balance Sheet
PPP loans, net of deferred processing fees	$2,287	$45,203	$139,653	(94.9)%	(98.4)%
Syndicated loans	153,154	125,761	68,926	21.8%	122.2%
Loans	3,754,312	3,463,828	3,261,266	8.4%	15.1%
Total Loans	3,909,753	3,634,792	3,469,845	7.6%	12.7%
Loans held for sale	843	849	10,528	(0.7)%	(92.0)%
Investment securities - available for sale & equities	413,946	707,557	685,060	(41.5)%	(39.6)%
Investment securities - held to maturity	413,310	0	0	NA	NA
FHLB and other restricted stock holdings	3,134	2,966	3,230	5.7%	(3.0)%
Other earning assets	222,569	689,758	687,910	(67.7)%	(67.6)%
Total earning assets	4,963,555	5,035,922	4,856,573	(1.4)%	2.2%
Allowance for credit losses	(40,543)	(37,588)	(36,908)	7.9%	9.8%
Goodwill	43,749	43,749	43,749	0.0%	0.0%
Core deposit intangible	410	460	511	(10.9)%	(19.8)%
Other assets	332,144	286,396	285,979	16.0%	16.1%
Total assets	$5,299,315	$5,328,939	$5,149,904	(0.6)%	2.9%

Noninterest-bearing demand deposits	$851,172	$792,086	$727,177	7.5%	17.1%
Interest-bearing demand deposits	1,147,376	1,079,336	1,003,228	6.3%	14.4%
Savings	2,398,995	2,457,745	2,330,102	(2.4)%	3.0%
Certificates of deposit	304,277	386,452	444,258	(21.3)%	(31.5)%
Total deposits	4,701,820	4,715,619	4,504,765	(0.3)%	4.4%
Subordinated debentures	20,620	20,620	20,620	0.0%	0.0%
Subordinated notes, net of issuance costs	83,812	83,661	135,000	0.2%	(37.9)%
Other liabilities	69,475	66,192	59,570	5.0%	16.6%
Total liabilities	4,875,727	4,886,092	4,719,955	(0.2)%	3.3%
Common stock	0	0	0	NA	NA
Preferred stock	57,785	57,785	57,785	NA	NA
Additional paid in capital	126,986	127,351	126,875	(0.3)%	0.1%
Retained earnings	283,204	260,582	239,017	8.7%	18.5%
Treasury stock	(3,026)	(2,477)	(1,672)	22.2%	81.0%
Accumulated other comprehensive income (loss)	(41,361)	(394)	7,944	10,397.7%	(620.7)%
Total shareholders' equity	423,588	442,847	429,949	(4.3)%	(1.5)%

Total liabilities and shareholders' equity	$5,299,315	$5,328,939	$5,149,904	(0.6)%	2.9%

Ending shares outstanding	16,859,586	16,855,062	16,884,519

Book value per common share	$21.70	$22.85	$22.04	(5.0)%	(1.5)%
Tangible book value per common share (1)	$19.08	$20.22	$19.42	(5.6)%	(1.8)%

Capital Ratios
Tangible common equity / tangible assets (1)	6.12%	6.45%	6.42%
Tier 1 leverage ratio (3)	8.53%	8.22%	8.16%
Common equity tier 1 ratio (3)	9.30%	9.65%	9.71%
Tier 1 risk-based ratio (3)	11.25%	11.79%	12.00%
Total risk-based ratio (3)	14.23%	14.92%	16.83%

	(unaudited)		(unaudited)
	June 30,	December 31,	June 30,
	2022	2021	2021
Asset Quality
Nonaccrual loans(2)	$18,954	$19,420	$32,299
Loans 90+ days past due and accruing	1,060	168	611
Total nonperforming loans	20,014	19,588	32,910
Other real estate owned	686	707	294
Total nonperforming assets	$20,700	$20,295	$33,204

Loans modified in a troubled debt restructuring ("TDR"):
Performing TDR loans	$10,596	$9,006	$9,115
Nonperforming TDR loans (2)	7,236	7,600	7,854
Total TDR loans	$17,832	$16,606	$16,969

Nonperforming assets / Total loans + OREO	0.53%	0.56%	0.96%
Nonperforming assets / Total assets	0.39%	0.38%	0.64%
Ratio of allowance for credit losses on loans to nonaccrual loans	213.90%	193.55%	114.27%
Allowance for credit losses / Total loans	1.04%	1.03%	1.06%
Allowance for credit losses / Total loans, net of PPP-related loans (1)	1.04%	1.05%	1.11%

(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Nonperforming TDR loans are also included in the balance of nonaccrual loans in the previous table.
(3) Capital ratios as of June 30, 2022 are estimated pending final regulatory filings.

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	June 30,	December 31,	June 30,
	2022	2021	2021
Calculation of tangible book value per share and tangible common equity/tangible assets:
Shareholders' equity	$423,588	$442,847	$429,949
Less: preferred equity	57,785	57,785	57,785
Less: goodwill	43,749	43,749	43,749
Less: core deposit intangible	410	460	511
Tangible common equity	$321,644	$340,853	$327,904

Total assets	$5,299,315	$5,328,939	$5,149,904
Less: goodwill	43,749	43,749	43,749
Less: core deposit intangible	410	460	511
Tangible assets	$5,255,156	$5,284,730	$5,105,644

Ending shares outstanding	16,859,586	16,855,062	16,884,519

Tangible book value per common share	$19.08	$20.22	$19.42
Tangible common equity/Tangible assets	6.12%	6.45%	6.42%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	June 30,	December 31,	June 30,
	2022	2021	2021
Calculation of allowance / total loans, net of PPP-related loans:
Total allowance for credit losses	$40,543	$37,588	$36,908

Total loans	$3,909,753	$3,634,792	$3,469,845
Less: PPP-related loans	2,287	45,203	139,653
Adjusted total loans, net of PPP-related loans (non-GAAP)	$3,907,466	$3,589,589	$3,330,192

Adjusted allowance / total loans, net of PPP-related loans (non-GAAP)	1.04%	1.05%	1.11%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Calculation of net interest margin:
Interest income	$49,741	$43,528	$95,995	$87,823
Interest expense	3,440	5,223	7,077	10,397
Net interest income	$46,301	$38,305	$88,918	$77,426

Average total earning assets	$4,967,597	$4,734,660	$4,974,964	$4,622,299

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.74%	3.25%	3.60%	3.38%

Calculation of net interest margin (fully tax equivalent basis):
Interest income (fully tax equivalent basis) (non-GAAP)	$49,741	$43,528	$95,995	$87,823
Tax equivalent adjustment (non-GAAP)	306	308	650	631
Adjusted interest income (fully tax equivalent basis) (non-GAAP)	50,047	43,836	96,645	88,454
Interest expense	3,440	5,223	7,077	10,397
Net interest income (fully tax equivalent basis) (non-GAAP)	$46,607	$38,613	$89,568	$78,057

Average total earning assets	$4,967,597	$4,734,660	$4,974,964	$4,622,299
Less: average mark to market adjustment on investments	(37,519)	9,238	(24,101)	13,246
Adjusted average total earning assets, net of mark to market (non-GAAP)	$5,005,116	$4,725,422	$4,999,065	$4,609,053

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.73%	3.28%	3.61%	3.42%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Calculation of efficiency ratio:
Non-interest expense	$32,609	$26,965	$64,501	$54,769
Less: core deposit intangible amortization	25	28	50	56
Adjusted non-interest expense (non-GAAP)	$32,584	$26,937	$64,451	$54,713

Non-interest income	$8,146	$7,857	$17,800	$16,096

Net interest income	$46,301	$38,305	$88,918	$77,426
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,208	1,221	2,535	2,525
Add: tax exempt investment and loan income (non-GAAP) (tax-equivalent)	1,549	1,576	3,252	3,265
Adjusted net interest income (non-GAAP)	46,642	38,660	89,635	78,166
Adjusted net revenue (non-GAAP) (tax-equivalent)	$54,788	$46,517	$107,435	$94,262
Efficiency ratio	59.47%	57.91%	59.99%	58.04%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Calculation of PPNR: (2)
Net interest income	$46,301	$38,305	$88,918	$77,426
Add: Non-interest income	8,146	7,857	17,800	16,096
Less: Non-interest expense	32,609	26,965	64,501	54,769
PPNR (non-GAAP)	$21,838	$19,197	$42,217	$38,753

(2) Management believes that this is an important metric as it illustrates the underlying performance of the Corporation, it enables investors and others to assess the Corporation's ability to generate capital to cover credit losses through the credit cycle and provides consistent reporting with a key metric used by bank regulatory agencies.

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Calculation of return on average tangible common equity:
Net income available to common stockholders	$14,363	$12,915	$28,533	$26,021
Average tangible common shareholders' equity	323,490	322,471	331,780	320,395
Return on average tangible common equity (non-GAAP) (annualized)	17.81%	16.06%	17.34%	16.38%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Calculation of non-interest income excluding net realized gains on available-for-sale securities:
Non-interest income	$8,146	$7,857	$17,800	$16,096
Less: net realized gains on available-for-sale securities	0	0	651	0
Adjusted non-interest income	$8,146	$7,857	$17,149	$16,096